THE RBB FUND, INC.

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

This Amendment No. 1 to the Investment Advisory Agreement (“Amendment No. 1”), dated as of February 20, 2026, is entered into between THE RBB FUND, INC., a Maryland corporation (the “Company”), and F/M INVESTMENTS LLC, a Delaware limited liability company (the “Investment Adviser”).

WHEREAS, the Company and the Investment Adviser have entered into an Investment Advisory Agreement dated as of August 11, 2025 (the “Agreement”), pursuant to which the Company retained the Investment Adviser to render certain investment advisory services to the Company with respect to the Company’s portfolios listed on Exhibit A thereto (collectively, the “Portfolios” and each, a “Portfolio”) for the compensation set forth in such Exhibit A; and

WHEREAS, the parties wish to amend Exhibit A of the Agreement to reduce the contractual advisory fee charged for certain Portfolios as of February 20, 2026 (the “Effective Date”);

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Exhibit A to the Agreement is hereby amended and restated in its entirety, as provided on Appendix 1 attached hereto, as of the Effective Date.

2.	Any future amendment to increase or otherwise reinstate the contractual fee rate for each Portfolio as in effect prior to the Effective Date must be approved by the shareholders of such Portfolio as and to the extent required by the Investment Company Act of 1940, as amended.

3.	Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

4.	Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect.

5.	This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Amendment No. 1 to be executed by their officers designated below as of the date first above written.

THE RBB FUND, INC.

By:	/s/ James G. Shaw
Name:	James G. Shaw
Title:	Chief Financial Officer, Chief Operating Officer and Secretary

F/M INVESTMENTS LLC

By:	/s/ Kirk Johnson
Name:	Kirk Johnson
Title:	Chief Operating Officer and General Counsel

APPENDIX 1

EXHIBIT A

Portfolios	Effective Date of Investment Advisory Services	Annual Rate
F/m COMPOUNDR High Yield Bond ETF	August 11, 2025	0.25%
F/m COMPOUNDR Total Return Bond ETF	TBD	0.25%
F/m COMPOUNDR AAA CLO ETF	TBD	0.25%
F/m COMPOUNDR Investment Grade Bond ETF	TBD	0.25%
F/m COMPOUNDR U.S. Aggregate Bond ETF	August 11, 2025	0.25%